Exhibit 99.A6(1)

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

AX SERVICES LLC

Under Section 18-208 of the Delaware

Limited Liability Company Act

The Certificate of Formation of AX Services LLC (the “Company”) was originally filed on April 6, 1998 with the Secretary of State of the State of Delaware. This Amended and Restated Certificate of Formation is being duly executed and filed by American Stock Exchange LLC, a Delaware limited liability company and the sole member of the Company, pursuant to the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.).

The Amended and Restated Certificate of Formation is as follows:

FIRST: The name of the limited liability company formed hereby is PDR Services LLC.

SECOND: The address of the Company’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

THIRD: The name of the Company’s registered agent for service of process at that address is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, American Stock Exchange LLC has subscribed this certificate and does hereby affirm the foregoing as true under the penalties of perjury, this 9th day of November, 1998.

AMERICAN STOCK EXCHANGE LLC

By:	/s/ Joan C. Conley
Name: Joan C. Conley
Title: Secretary